Exhibit 99.1

J. Alan Reid, Jr. nominated to Caliber Board of Directors as Part of Planned Board Transition

Reid brings public-company asset management experience and emerging expertise in tokenization and digital asset governance

Dan Hansen & Michael Trzupek Will Not Stand for Re-Election at May 14, 2026 Annual Meeting

SCOTTSDALE, AZ. March 31, 2026 – Caliber (Nasdaq CWD), a diversified real estate and digital asset management platform, today announced that J. Alan Reid, Jr. has been nominated to join its Board of Directors (the “Board”) as an independent director. The Company also announced that Dan Hansen and Michael Trzupek will not stand for re-election at the Company’s upcoming annual meeting of shareholders, expected to be held on May 14, 2026.

The Company expects that, following the annual meeting and subject to shareholder approval of the nominated slate of directors, its Board will consist of five members, including three independent directors.

“Dan and Michael have each played important roles in Caliber’s evolution over many years, first as advisors and then as directors,” said Chris Loeffler, Chief Executive Officer of Caliber. “We are grateful for their guidance, experience, and long-standing commitment to the Company.”

Mr. Hansen has elected not to stand for re-election at the upcoming shareholder meeting as his responsibilities have expanded significantly in his leadership role at Hyatt, where he serves as Global Head of Growth Strategy and Operations. Caliber expects to continue working with Mr. Hansen in an advisory capacity, leveraging his deep expertise and relationships across the hospitality industry to support the Company’s continued growth.

Mr. Trzupek has also elected not to stand for re-election following many years of service to the Company as both an advisor and director. Mr. Trzupek currently serves as Chief Financial Officer of Xanadu, a publicly traded quantum computing company, and has taken on increased responsibilities in that role.

There were no disagreements between the Company and either Mr. Hansen or Mr. Trzupek on any matter relating to the Company’s operations, policies, or practices.

In connection with these transitions, the Company has nominated J. Alan Reid, Jr. as an independent director. If elected by shareholders, Mr. Reid is expected to serve as Chair of the Compensation Committee.

Mr. Reid brings more than three decades of experience in asset management, governance, and capital markets. He has known Caliber for over a decade and has recently served as an independent board member of Caliber Hospitality Trust, Inc., a fund managed by the Company. Mr. Reid previously served as President and Chief Executive Officer of multiple Gordon Getty-controlled asset management firms, including Forward Management, where he led the growth of assets under management from approximately $70 million to $7 billion. His experience includes overseeing more than $3 billion in real estate-related assets through REIT structures and alternative investment platforms.

In addition to his traditional asset management background, Mr. Reid has been actively involved in emerging areas of financial innovation, including governance technology and digital assets. He co-founded Iconik, a shareholder engagement and proxy voting technology company, and has been engaged in the evolving landscape of blockchain, digital assets, and tokenization. Alan Reid also brings long-standing relationships and credibility within the family office community, adding a valuable perspective to Caliber’s board as the Company continues to broaden its investor and strategic networks.

“Alan brings a unique combination of institutional experience and forward-looking perspective that aligns with where Caliber is headed,” said Loeffler. “He understands our business, has seen our evolution firsthand, and adds valuable expertise in scaling asset management platforms and navigating the future of financial markets.”

“I am excited to join Caliber’s Board of Directors at this stage of the Company’s growth,” said Reid. “I believe Caliber has built a differentiated platform, and I look forward to working with the Board and management team to support its next phase of development.”

Following the annual meeting and subject to shareholder approval, Caliber’s independent directors are expected to be J. Alan Reid, Jr., Lawrence Taylor, and Bill Gerber.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in managed assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company operates an institutional-quality asset management platform paired with a boutique, hands-on investment approach focused on value creation in underserved market segments. In 2025, Caliber integrated digital asset infrastructure into its platform by investing in LINK, the token underlying Chainlink, a key technology enabling real estate fund tokenization, and is implementing blockchain and tokenization strategies across its investment platform to enhance how assets are financed, owned, and accessed. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), which provides exposure to both its real estate platform and digital asset holdings, and through its private real estate investment funds for accredited investors and financial professionals.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations:

Ilya Grozovsky

+1 480-214-1915

Ilya@CaliberCo.com

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